Exhibit 5

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
FOUNDED 1866

November 24, 2008

Morgan Stanley
1585 Broadway
New York, NY 10036

Ladies and Gentlemen:

We have acted as special counsel to Morgan Stanley, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to 36,732,858 shares (the “Shares”) of common stock, par value $.01 per share (the “Common Stock”), to be offered by the Company through the Dividend Reinvestment Plan (the “Plan”).

This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) a draft of the Registration Statement, (ii) the Certificate of Incorporation of the Company as currently in effect, (iii) the By-laws of the Company as currently in effect and (iv) resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the filing of the Registration Statement.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of the officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued upon the terms set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.  We also consent to the reference to our Firm under the heading “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin llp

Sidley Austin llp is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships